EXHIBIT 99.1

GREIF, INC. CLOSES ON SENIOR SECURED CREDIT FACILITIES

Delaware, Ohio (Feb. 19, 2009) – Greif, Inc. (NYSE: GEF, GEF.B) today announced the closing of $700 million of senior secured credit facilities co-arranged by Banc of America Securities LLC and J.P. Morgan Securities Inc.  The new facilities replace an existing $450 million revolving credit facility that was scheduled to expire in March 2010.

The agreement provides for a revolving credit facility of $500 million and a $200 million term loan, both expiring Feb. 2012, with the ability to increase the facilities by up to $200 million.  Borrowings under these new credit facilities are subject to a pricing grid, initially priced all-in at LIBOR plus 300 basis points, and are subject to certain covenants.

"We are pleased with the strong support of these credit facilities," said Greif Executive Vice President and Chief Financial Officer Donald S. Huml. "It is especially pleasing to note that the syndication was oversubscribed.  These new facilities enhance our financial flexibility and access to capital.  We are well-positioned to address the challenges in the global economy and to continue to execute our disciplined growth strategy.”

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in 47 countries to serve global as well as regional customers. In 2008, the company reported $3.8 billion in net sales.  Additional information is on the Company's website at www.greif.com.

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